Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated February 23, 2021 (the “Effective Date”) by and between Tonix Pharmaceuticals Holding Corp., a company incorporated under the laws of Nevada (the “Company”), and Bradley Saenger, an individual (the “Executive”).

WHEREAS, the parties wish to enter into this Agreement directly between Executive and the Company, on the terms and conditions contained in this Agreement, which will supersede any and all prior agreements and understandings between the Company and Executive, oral or written with respect to its subject matter.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1.            Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)           “Board” means the Board of Directors of the Company.

(b)          “Cause” means any of the following:

(i)           the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive (other than traffic violations or other offenses or violations outside of the course of Executive’s employment), that has a demonstrable material adverse impact on the Company or any successor or affiliate thereof;

(ii)          a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii)         any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv)         Executive’s gross negligence, failure to follow a material, lawful and reasonable request of the Company or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on the part of Executive;

(v)          Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for thirty (30) days following Executive’s receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or

(vi)         Executive’s material breach of any Company policy or any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(b) has occurred, the Board shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) only with respect to clause (vi) above, afford Executive a reasonable opportunity to remedy any such breach, (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(d)          “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)           a material reduction of Executive’s title, authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s positions with the Company as stated in Section 2(a) hereof;

(ii)          a material diminution in Executive’s base compensation, unless a similar reduction is imposed across-the-board to senior management of the Company and is not greater than 15%;

(iii)         a material change in the geographic location at which Executive must perform his duties (and the parties acknowledge that a relocation of Executive’s principal office to a location more than fifty (50) miles from the Company’s then current offices (excepting reasonable travel on the Company’s business) shall constitute a material change for purposes of this clause (iii));

(iv)         any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement; or

(v)          the Company’s delivery of a Non-Renewal Notice (as hereinafter defined).

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. “Good Reason” shall not exist unless and until the Company fails to cure the condition within the allotted timeframe.

(e)           “Involuntary Termination” means (i) Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason shall be an “Involuntary Termination” only if such Separation from Service occurs within six (6) months following the initial existence of the act or failure to act constituting Good Reason, and then only after an opportunity to cure has been provided in accordance with Section 1(d).

(f)            “Permanent Disability” of Executive shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.

(g)           “Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(h)           “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2.            Services to Be Rendered.

(a)           Duties and Responsibilities. Executive shall serve as Chief Financial Officer of the Company. In the performance of such duties, Executive shall report directly to and shall be subject to the direction of the President. Executive shall be employed by the Company on a full time basis. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b)           Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Company all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Executive agrees that he will not join any boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the Company. Except as provided below, the Company shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Executive. Provided that the activities listed below do not interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:

(i)            Serving as a member or owner of any organization involving no conflict of interest with the Company, provided that Executive must obtain the prior approval of the Board;

(ii)           Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of the Company; and

(iii)          Managing his personal investments, including owning shares of companies whose securities are publicly traded, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

3.            Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a)            Base Salary. The Company shall pay to Executive a base salary of $425,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than bi-weekly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board and/or the Compensation Committee of the Board or its designee.

(b)           Annual Bonus. Executive shall be entitled to participate in any bonus plan that the Board or its designee may approve for the senior executives of the Company. Any bonus awarded under this Section 3(c) shall be calculated following the close of the fiscal year to which the bonus relates, and paid in a lump sum by no later than two and one-half (2 ½) months following the end of the fiscal year in which such bonus award is earned, provided that Executive remains employed on the date of payment (and has not given notice of resignation).

(c)            Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

(d)           Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, and (iii) Executive receiving advance approval from the President in the case of expenses (or a series of related expenses) in excess of $5,000.

(e)            Vacation. Executive shall have the right to five weeks of vacation during each successive one year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive shall not be entitled to carry over any unused vacation time from one year to the next and any accrued but unused vacation time will be waived. In addition, Executive shall be entitled to additional paid time off in accordance with the policies of the Company applicable to senior management personnel from time to time.

(f)            Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Executive under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

(g)           Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

4.            Employment Term. The term of this Agreement (as it may be extended by the following sentence or terminated earlier pursuant to Section 5, the “Employment Term”) shall begin on February 23, 2021 and end on the close of business on February 22, 2022. The Employment Term shall be automatically extended for additional one-year periods unless, at least sixty (60) days prior to the end of the expiration of the Employment Term, Executive or the Company notifies the other party in writing (a “Non-Renewal Notice”) that it does not wish to extend such Employment Term. Executive’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5. Notwithstanding the foregoing, Executive’s employment will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment during any Employment Term at any time and for any reason or for no reason

5.            Termination; Severance. Executive shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 5:

(a)           General. Either the Company or Executive may terminate Executive’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon thirty (30) days prior written notice to the other party. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed simultaneously to have resigned from any position or office he may at the time hold with the Company or any of its affiliates. In addition, upon expiration of the Employment Term, the Company shall (i) reimburse Executive for any expenses properly incurred under Section 3(d) and which have not previously been reimbursed as of the effective date of the termination, and (ii) pay Executive for any accrued and unpaid base salary through and including the effective date of termination (collectively, the “Accrued Compensation”). The Accrued Compensation will be paid in a lump sum on the first regularly scheduled payroll date following the effective date of the termination of Executive’s employment with the Company.

(b)           Separation from Service by Death or Following Permanent Disability. Subject to Sections 5(e) and 10(p) and Executive’s continued compliance with Section 6, in the event of Executive’s Separation from Service as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive his base salary through the end of the month in which Executive’s Separation from Service occurs as a result of Executive’s death or Permanent Disability.

(c)           Severance upon Involuntary Termination. Subject to Sections 5(e) and 10(p) and Executive’s continued compliance with Section 6, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) and the last sentence of clause (iii) (if applicable) will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release (as hereinafter defined):

(i)           the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect (without regard to any reduction in salary that gave rise to an event of Good Reason), plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination;

(ii)          Executive shall be entitled to receive severance pay in an amount equal to the base salary payable to Executive under Section 3(a) of this Agreement from the date of Executive’s Involuntary Termination until the one year anniversary of such Involuntary Termination (the “Severance Period”);

(iii)         During the Severance Period (or, if earlier, until the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination with health (including medical, dental and vision) insurance benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of such Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to (A) the number of months from the date of Executive’s Involuntary Termination until the end of the Employment Term, as appropriate multiplied by (B) the monthly premium Executive would be required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Involuntary Termination); and

(iv)         That portion of the Stock Awards that would have vested over the Severance Period shall be automatically accelerated so as to be immediately vested as of the date of Involuntary Termination and, subject to the terms of the applicable equity plan and award agreement, any vested options or similar award (e.g., a stock appreciation right) may be exercised at any time during the Severance Period (subject to earlier termination (A) in connection with a recapitalization or similar transaction pursuant to the Company’s equity incentive plans governing such Stock Awards or (B) the contractual term of the Stock Award), or if longer, through the date such vested options or similar award are exercisable under the terms of the applicable Stock Award.

(d)           Termination for Cause or Voluntary Resignation Without Good Reason. In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause or Executive’s resignation without Good Reason (other than as a result of Executive’s death or Separation from Service by reason of discharge by the Company following Executive’s Permanent Disability), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Compensation. In addition, in the event of Executive’s Separation from Service as a result of Executive’s discharge by the Company for Cause or Executive’s resignation without Good Reason (other than as a result of Executive’s death or Separation from Service by reason of discharge by the Company following Executive’s Permanent Disability), all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(e)           Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 5(b) or (c) above, Executive (or, in the event of Executive’s incapacity as a result of his Permanent Disability, Executive’s legal representative) shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. In the event the Release does not become effective within the fifty-five (55) day period following the date of Executive’s Separation from Service, Executive shall not be entitled to the aforesaid payments and benefits.

(f)            Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance pay, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(g)           Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.

(h)           Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his office prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(h) prior to the receipt of any severance benefits described in this Agreement.

6.            Certain Covenants.

(a)           Restrictive Covenant. Executive hereby covenants and agrees that during the Employment Term and for a period of one year following the end of the Employment Term (the “Restricted Period”), Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 6(a), (i) "Competing Business" means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to (A) treatment of disorders of the central nervous system, including fibromyalgia, post-traumatic stress disorder, headaches or (B) any other disorders that are addressed by the Company’s pipeline programs and intellectual property portfolio and (ii) "Covered Area" means all geographical areas of the United States and foreign jurisdictions where the Company (or its subsidiaries) then have offices and/or is developing or selling its products directly or indirectly through distributors and/or other sales agents. Passive ownership of less than five percent (5%) of a public company shall not be a violation of this Section 6(a).

(b)           Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, unique business strategies, theories and concepts, information regarding plans, strategies, opportunities, processes, ideas, research and know-how developed by or for the Company, trade secrets, patents, other intellectual property, clinical studies, regulatory dossiers, manufacturing, marketing, personnel, financial data, technical information, methods, processes, formulae and information which Company has obtained from third parties (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Except as required in the performance of Executive’s duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. Notwithstanding anything to the contrary contained in this Agreement, Executive shall not be prohibited from disclosing to third parties, or using without the prior written consent of Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement, lawfully in the possession of Executive, as evidenced by written dated records (c) is subsequently disclosed to Executive by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by Company to third parties without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction provided, however, Executive give prompt notice to the Company prior to any disclosure, which would allow the Company sufficient time to seek injunctive relief or other appropriate remedy in respect to such disclosure. As a condition of Executive’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall be allowed to require Executive’s execution of a confidentiality agreement and/or proprietary information and inventions agreement, as reasonably requested by the Company not inconsistent with the provisions of this paragraph 6(b).

(i)            Notwithstanding the foregoing, Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (a) Executive makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) Executive makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (2) if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to an attorney and use the trade secret information in the court proceeding, if (x) any document containing the trade secret is filed under seal and (y) Executive does not disclose the trade secret, except pursuant to court order.

(c)           Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any person known or reasonably expected to be known to Executive to be an employee of the Company or any of its affiliates.

(d)          Solicitation of Consultants and other Third Parties. During the Restricted Period, Executive shall not, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant, distributor, licensee or other third party partner known or reasonably expected to be known to Executive to be then under contract with the Company or any of its affiliates.

(e)           Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)           Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction by way of a temporary restraining order, preliminary injunction, permanent injunction, or other equitable remedy, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii)          Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual reasonable attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(f)           Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their scope or the length of their term.

(g)          Definitions. For purposes of this Section 6, the term “Company” means not only Tonix Pharmaceuticals Holding Corp., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Tonix Pharmaceuticals Holding Corp.

7.            Insurance; Indemnification.

(a)           Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)          Indemnification. Executive will be provided with indemnification against third party claims related to his work for the Company in accordance with the Company’s articles of incorporation and bylaws (as may be amended from time to time) and Nevada law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.

8.            General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9.            Representations and Warranties of Executive. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which Executive is subject, (b) Executive is not a party to or bound by any employment agreement, (c) Executive is not a party to or bound by any consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that would affect the Company or the obligations of Executive hereunder and (d) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.          Miscellaneous.

(a)           Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Consulting Agreement. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)           Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)           Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3(f), 3(g), 5, 6, 7, 9 and 10 of this Agreement shall survive the termination of Executive’s employment.

(d)           Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)           Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)            Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h)           Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)             Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state without regard to its conflicts of law rules.

(j)            Jurisdiction and Venue.

(i)            The Company and Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the City of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Executive agrees not to commence a claim or proceeding hereunder in a court other than a New York State court or federal court located in the City of New York, except if Executive has first brought such claim or proceeding in such New York State court or federal court located in the City of New York, and such court or courts have denied jurisdiction over such claim or proceeding.

(ii)           The Company and Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the City of New York and any appellate court from any thereof.

(iii)          The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable party.

(k)           Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(l)            Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(m)         Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and both of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(n)          Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(o)          Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(p)          Code Section 409A.

(i)            The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the final treasury regulations and other legally binding guidance promulgated thereunder (collectively, “Section 409A of the Code”).Accordingly, the severance payments payable under Sections 5(c)(ii) and 5(c)(iii) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code. To the maximum extent permitted, this Agreement shall be interpreted in accordance with Section 409A of the Code. For purposes of Section 409A of the Code, Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(ii)           If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(p)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii)          To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement would reasonably be expected to cause the application of an accelerated or additional tax under Section 409A of the Code Executive and the Company agree to amend this Agreement, or take such other actions as the Company deems reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(iv)          Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(v)            In the event that the amounts payable under Sections 5(c)(ii) and 5(c)(iii) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such Section or (B) the first business day of the taxable year following Executive’s Separation from Service.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

EXECUTIVE:	TONIX PHARMACEUTICALS HOLDING CORP.

/s/ Bradley Saenger	/s/ Seth Lederman
Bradley Saenger	Name: Seth Lederman, MD
Title: Chief Executive Officer